Exhibit 10.2(e)

FOURTH AMENDMENT TO OFFICE LEASE

THIS FOURTH AMENDMENT TO OFFICE LEASE (this “Amendment”) dated as of this 5th day of January, 2022, is entered into by and between 500 SANSOME STREET INVESTORS, LLC, a California limited liability company (“Landlord”), and OMADA HEALTH, INC., a Delaware corporation (“Tenant”), with reference to the following:

A. Landlord and Tenant entered into that certain 500 Sansome Lease dated April 30, 2014 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated as of March 10, 2016 (the “First Amendment”), that certain Second Amendment to Office Lease dated as of July 19, 2019 (the “Second Amendment”) and that certain Third Amendment to Office Lease dated as of November 4, 2019 (the “Third Amendment”); the Original Lease, as amended by the First Amendment, the Second Amendment and the Third Amendment, is hereinafter referred to as the “Lease”, for the lease of certain premises comprised of (i) approximately 13,606 square feet of Rentable Area designated as Suite 200, (ii) approximately 7,684 square feet of Rentable Area designated as Suite 350, (iii) approximately 7,223 square feet of Rentable Area designated as Suite 450, and (iv) approximately 6,365 square feet of Rentable Area designated as Suite 450 Expansion (collectively, the “Existing Premises”) in the building located at 500 Sansome Street, San Francisco, California (the “Building”), as more particularly described in the Lease.

B. The Term of the Lease with respect to the Existing Premises is scheduled to expire on July 31, 2022.

C. Tenant desires to terminate the Lease with respect to a portion of the Existing Premises consisting of approximately 21,272 square feet of Rentable Area designated as Suite 350, Suite 450 and Suite 450 Expansion (collectively, the “Surrendered Space”), and Landlord agrees to permit such termination on the terms and conditions set forth herein.

D. Landlord and Tenant now enter into this Amendment to amend the Lease in order to provide for (i) a reduction of the Existing Premises, (ii) an extension of the Term with respect to the Remaining Premises (as hereinafter defined), (iii) a new Basic Rent schedule to account for such reduction and extension, and (iv) further amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease. Unless the context clearly indicates otherwise, all references to the “Lease” in the Lease and in this Amendment shall hereinafter be deemed to refer to the Lease, as amended hereby.

2. Reduction in Size of Premises. Tenant shall vacate and surrender exclusive possession of the Surrendered Space to Landlord in its current “as is” condition by 5:00 p.m. local time on July 31, 2022 (the “Termination Date”), with all personal property removed therefrom and otherwise in accordance with the terms and conditions of Section 37 of the

Original Lease. Without limiting Tenant’s obligations with respect to the Remaining Premises, the removal of Alterations or any other improvements in the Surrendered Space shall not be required. Tenant shall continue to lease approximately 13,606 square feet of Rentable Area to remain designated as Suite 200, as shown on Exhibit A-1 attached hereto (the “Remaining Premises”) pursuant to the terms and conditions of the Lease, as amended hereby. As of the Termination Date, the Lease with respect to the Surrendered Space shall terminate, and neither party shall have any obligations under the Lease with respect to the Surrendered Space, except for those obligations which expressly (or are intended to) survive the termination of the Lease, and the term the “Premises” as used in the Lease and this Amendment shall mean and refer to the Remaining Premises and be deemed to contain approximately 13,606 square feet of Rentable Area. If Tenant fails to vacate and surrender the Surrendered Space by the Termination Date in the condition required hereunder, the terms of Section 38 of the Original Lease shall apply with respect to the Surrendered Space.

3. Basic Rent for Remaining Premises. Commencing on August 1, 2022 (the “Remaining Premises Commencement Date”), in addition to all other additional rent for the Remaining Premises and rent at the holdover rate for the Surrendered Space, if any, Tenant shall pay Basic Rent for the Remaining Premises in accordance with the following schedule:

Period	Annual Rate/SF of Rentable Area	Monthly Basic Rent
8/1/22 –7/31/23	$59.00	$66 896.17
8/1/23 – 7/31/24	$60.50	$68,596.92
8/1/24 –7/31/25	$62.00	$70,297.67

4. Base Year. Effective as of the Remaining Premises Commencement Date, the Base Year with respect to the Remaining Premises shall be calendar year 2022.

5. Tenant Improvements; Allowance. Landlord shall provide Tenant a one-time tenant improvement allowance not to exceed $150,000.00 (the “Allowance”) for lighting upgrades to the Remaining Premises (“Tenant Improvements”) to be performed by Centric Construction and CBF Electrical. The specifications for the Tenant Improvements shall be subject to Landlord’s prior written approval, which approval shall not be unreasonable withheld, and the construction of the Tenant Improvements shall be in accordance with the terms of the Lease, as amended hereby. Tenant shall be responsible for all costs in excess of the Allowance, including the cost of moving and/or relocating furniture, fixtures and equipment in connection with the Tenant Improvements. All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord’s property, and, notwithstanding anything to the contrary, Tenant shall have no obligation to remove the Tenant Improvements at the expiration or earlier termination of the Lease. Tenant shall not be entitled to use any portion of the Allowance for anything other than the Tenant Improvements. Within forty five (45) days after Landlord’s receipt of invoices sufficient to determine the actual cost of Tenant Improvements, final, unconditional lien waivers in the statutory form for all labor and materials provided in connection with the Tenant Improvements, and any other documentation reasonably requested by Landlord, Landlord shall reimburse Tenant for the actual, reasonable out of pocket cost incurred by Tenant related to the Tenant Improvements not to exceed the Allowance; provided, however, if an Event of Default is occurring, Landlord shall be entitled to withhold payment of the

Allowance until such Event of Default is cured. In no event shall Tenant be entitled to any excess, credit, deduction or offset against rent for any unused portion of the Allowance. All requests for reimbursement for the Tenant Improvements up to the Allowance must be submitted to Landlord within six (6) months after the Remaining Premises Commencement Date, which period shall be extended due to delays caused by force majeure, including, without limitation, any delay in obtaining governmental approvals or construction as a result of the current COVID-19 pandemic (the “Allowance Election Period”), and Landlord shall not be obligated to make any disbursements related to the Tenant Improvements after the expiration of the Allowance Election Period. Under no circumstances shall Landlord be required to disburse any portion of the Allowance if an Event of Default is occurring, until such Event of Default is cured, nor shall Tenant be entitled to any unused portion of the Allowance or to use any portion of the Allowance for any other purpose except as expressly provided herein. In prosecuting the Tenant Improvements, Tenant shall use commercially reasonable efforts to minimize any disruption to Landlord and tenants and occupants of the Building and shall at all times comply with Landlord’s reasonable rules and regulations related to construction which may be established by Landlord from time to time (and at such time, a copy thereof shall be provided to Tenant); provided, however, that (a) any changes made to rules and regulations related to construction after the commencement of construction shall not apply and (b) Tenant shall not be required to perform such work after-hours or during weekends except for work which may result in significant noise, odor or vibration or could otherwise materially interfere with Landlord and other tenants of the Building, including, without limitation, noise generating tasks such as roto hammering, core drilling and installing fasteners in concrete, which work shall be performed during hours reasonably approved by Landlord.

6. Security Deposit. Landlord is holding a security deposit in the amount of $131,153.33. Effective on the Remaining Premises Commencement Date, the amount of the Security Deposit shall be decreased to $66,000.00 and Landlord shall return to Tenant the balance of $65,153.33 as promptly as practicable but in any event within thirty (30) days after the Remaining Premises Commencement Date, subject to any deduction therefrom permitted under, and otherwise in accordance with, Section 27 of the Original Lease.

7. Condition of Premises. Tenant acknowledges that (a) it has been occupying and continues to occupy the Remaining Premises, (b) it is familiar with the condition of the Remaining Premises, (c) it accepts the Remaining Premises in its “as-is, where-is and with all faults” condition, and (d) Landlord has made no representation or warranty regarding the condition of any portion of the Premises, the Building, or the Project or the suitability thereof for Tenant’s business.

8. Civil Code Section 1938 Advisory. The parties acknowledge and agree that the Premises has not been inspected by a Certified Access Specialist (“CASp”) pursuant to Section 1938 of the Civil Code (“Code”). The parties further agree, pursuant to subdivision (e) of Section 55.53 of the Code the following:

(a) A CASp can inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of the construction-related accessibility standards within the Premises.

(b) Pursuant to the paragraph above, the parties expressly agree that, if Tenant elects to obtain a CASp inspection of the Premises, Tenant shall be solely responsible for scheduling the inspection and that such inspection shall not unreasonably interfere with the operations of the Premises, the Building and/or the Project or disturb any other tenant or occupant. Tenant shall be solely responsible for any and all costs to perform the CASp inspection elected by Tenant, including any ancillary costs relating thereto. If the results of the inspection determine that modifications or alterations are required to meet all applicable construction-related accessibility standards, Tenant agrees to perform such work, in its sole cost and expense and provided approvals from Landlord are obtained under the Lease. Tenant agrees that all work shall be performed in a first class manner in compliance with all laws and using best efforts to minimize any disruption to the Building, the Project and other tenants or occupants, if applicable. Furthermore, Tenant agrees that any report that is generated as a result of an inspection pursuant to this Section and all information contained therein, shall remain confidential, except as necessary for Tenant to complete repairs and/or correct violations, as agreed herein.

(c) Landlord also makes the disclosure required by the City and County of San Francisco regarding handicapped access in Exhibit B attached hereto.

9. Tenant’s Estoppel. Tenant hereby certifies, as of the date of the execution of this Amendment by Tenant, that: (a) to Tenant’s actual knowledge, Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; (c) there are no offsets against rent or any other amount payable in connection with the Lease; and (d) Landlord is holding a Security Deposit in the amount of $131,153.33 under the Lease. Without limiting the generality of the foregoing, Tenant acknowledges and agrees that it has received Reconciliation Statements for all Operating Years through and including calendar year 2020, and all amounts shown on each Reconciliation Statement shall be deemed final and binding on Tenant. Tenant waives any right to challenge or assert any Claims (as defined herein) in connection therewith, including any such additional rent chargeable under Section 5 of the Original Lease. Tenant acknowledges and agrees that: (i) the representations set forth in this Amendment constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is relying on such representations in entering into this Amendment.

10. Entire Agreement. This Amendment contains the entire agreement and understanding between the parties concerning the subject matter of this Amendment and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, concerning the matters that are the subject of this Amendment.

11. Severability. If any term of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining terms of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. No Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action that might result in any obligation on the part of Landlord or Tenant to pay any brokerage commission, finder’s fee or other compensation with respect to this Amendment, and Tenant agrees to protect, defend, indemnify and hold Landlord harmless from and against any and all actions, adjudications, awards, causes of action, claims, costs, damages, demands, expenses (including, without limitation, attorneys’ fees and costs and court costs), fees, fines, forfeitures, injuries, judgments, liabilities, liens, losses, obligations, orders, penalties, proceedings, stop notices and suits (collectively, “Claims”) in any way arising or resulting from, or in connection with or related to any breach or inaccuracy of such representation and warranty.

13. Ratification. Landlord and Tenant hereby ratify and confirm their respective rights and obligations under the Lease, as amended hereby. Except as specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

14. Authority. Tenant warrants and represents to Landlord that Tenant has the right and power to enter into this Amendment and that the execution and performance by Tenant of its obligations under this Amendment have been duly authorized by Tenant and no further authorizations are required.

15. Non-Disclosure. Neither Tenant nor its agents, employees or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without first obtaining the express written consent of Landlord.

16. Attorneys’ Fees. If an action is commenced between the parties in connection with the enforcement of any provision of this Amendment, the prevailing party in that action shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

17. Further Assurances. Tenant agrees to perform, execute and deliver or cause to be performed, executed and delivered any and all such further acts, deeds and assurances as may be necessary to consummate the actions contemplated in this Amendment.

18. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors and assigns.

19. California Law. This Amendment and the obligations under this Amendment shall be construed in accordance with, governed by, and shall be subject to, the laws of the State of California.

20. Time of Essence. The parties hereto agree that time is of the essence with respect to all covenants and agreements herein.

21. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option for an amendment to the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

22. Counterparts. This Amendment may be executed in any number of identical counterparts each of which shall be deemed to be an original and all, when taken together, shall constitute one and the same instrument. PDF and electronic signatures (including, without limitation, signatures provided via DocuSign) shall constitute originals for purposes of this Consent.

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Amendment as of the date first above written.

LANDLORD:

500 SANSOME STREET INVESTORS, LLC, a California limited liability company

By:	/s/ Bruce W. Jones
Name: Bruce W. Jones
Title: Authorized Agent

TENANT:

OMADA HEALTH, INC., a Delaware corporation

By:	/s/ Sean Duffy
Name: Sean Duffy
Title: Chief Executive Officer

EXHIBIT A-1

REMAINING PREMISES

EXHIBIT B

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into a lease with us, Landlord, for the property identified below (the “Property”), please be aware of the following important information about the lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the leased Property does not comply with applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease amendment to make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the San Francisco Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415-554-6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which you, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease amendment to make sure that you understand your obligations under the lease.

The property subject to your lease is: Suites 200 Sansome Street, San Francisco, California.

By signing below I confirm that I have read and understood this Disability Access Obligations Notice and have been provided a copy of the Small Business Commission’s Access Information Notice in the tenant’s requested language.

Landlord:		Tenant:

500 SANSOME STREET INVESTORS, LLC, a California limited liability company		OMADA HEALTH, INC a Delaware corporation

By:	/s/ Bruce W. Jones	By:	/s/ Sean Duffy
	Name: Bruce W. Jones		Name: Sean Duffy
	Title: Authorized Agent		Title: Chief Executive Officer

	Date: January 7, 2022		Date: January 5, 2022